EXHIBIT 5.5

December 15, 2003

Evergreen Holdings, Inc.

3850 Three Mile Lane

McMinnville, Oregon 97128-9496

Re:	Evergreen Holdings, Inc., Evergreen International Aviation, Inc., and the other entities listed on Schedule I—Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel to Wilmington Trust Company, a Delaware banking corporation (“Wilmington Trust”), in connection with the transactions contemplated by the Second Amended and Restated Trust Agreement, dated as of September 29, 1995, as amended as of May 8, 2003, among Evergreen International Aviation, Inc. (an assignee of Evergreen Holdings, Inc., as successor to 747, Inc. and King, Christian Inc.) and Delford M. Smith, as Beneficiaries, and Wilmington Trust Company (as amended and restated, the “Trust Agreement”). This opinion is furnished pursuant to your request. Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	the Trust Agreement;

(b)	the Registration Statement on Form S-4 (the “Registration Statement”) relating to the Exchange Notes (the “Exchange Notes”) and the Guarantees filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2003;

(c)	the Indenture (the “Indenture”), dated as of May 16, 2003, between Evergreen International Aviation, Inc., as Issuer, the guarantors party thereto, and Bank One, N.A. as Trustee (the “Trustee”);

Evergreen Holdings, Inc.

December 15, 2003

(d)	the form of Guarantee as set forth at Exhibit A-2 of the Indenture (the “Guarantee”); and

(e)	the letter of instruction by the beneficiaries of the Trust to the Owner Trustee (the “Instruction Letter”), dated September 25, 2003.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Wilmington Trust. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Wilmington Trust has been duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver and perform the Trust Agreement, and, as Owner Trustee under the Trust Agreement, has full power, authority and legal right to execute, deliver and perform the Guarantee.

2. The execution, delivery and performance of the Guarantee has been duly authorized by the Owner Trustee.

3. When the Guarantee, in the form examined by us, has been signed by an incumbent officer of the Owner Trustee, the Guarantee will be duly executed by the Owner Trustee.

4. When the Owner Trustee has transferred possession of the executed Guarantee to the Trustee, the Guarantee will be duly delivered by the Owner Trustee.

5. The trust created pursuant to the Trust Agreement has been duly formed as a common law trust under the laws of the State of Delaware.

6. The Trust Agreement is a legal, valid and binding obligation of Wilmington Trust, enforceable against Wilmington Trust, in accordance with its terms.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The

Evergreen Holdings, Inc.

December 15, 2003

foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the trust powers of Wilmington Trust, except that we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, and laws and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended), (ii) Part A of Subtitle VIII of Title 49 of the United States Code, as amended, (iii) the Federal Communications Act of 1934, as amended, (iv) state securities or blue sky laws, or (v) laws, rules and regulations applicable to the particular nature of the equipment acquired by the Owner Trustee.

B. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust) of the Trust Agreement and that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.

C. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

D. No opinion is expressed as to the creation, attachment, perfection or priority of any mortgage or security interest or as to the nature or validity of title to any property.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion in connection with the transaction described herein.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.